Li Bang
International Corporation Inc.

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

Certificate Number

Shares

PAR VALUE $0.0001
ORDINARY SHARE

THIS CERTIFIES THAT

CUSIP NO.:

Is The Owner Of

FULLY PAID AND NON-ASSESSABLE SHARES OF THE ORDINARY SHARE PAR VALUE OF $0.0001 EACH OF

LI BANG INTERNATIONAL CORPORATION INC.

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.


LI BANG INTERNATIONAL CORPORATION INC.
Corporate
Seal
CAYMAN ISLANDS

Huang Feng

HUANG FENG
Chairman of Board

DATED:

Countersigned and Registered:
TRANSHARE CORPORATION
Transfer Agent

By

Authorized Signature

Bayside Center 1, 17755 N. US Highway 19, Suite 140, Clearwater, FL 33764
303 - 662 - 1112